EXHIBIT 5
[BLANK ROME LLP LETTERHEAD]

July 14, 2005

GigaBeam Corporation
470 Spring Park Place, Suite 900
Herndon, Virginia 20170

Re: GigaBeam Corporation
Registration Statement on Form SB-2 (File No. 333-124662)
Gentlemen:

We have acted as counsel to GigaBeam Corporation, a Delaware corporation (“GigaBeam”), in connection with the Registration Statement on Form SB-2 (File No. 333-124662), as amended, (the “Registration Statement”) filed by GigaBeam with the Securities and Exchange Commission on June 23, 2005 under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale by certain selling security holders of GigaBeam (the “Selling Security Holders”) of up to 491,072 warrants previously issued by GigaBeam to the Selling Security Holders (the “Warrants”) and up to 1,275,484 shares (the “Shares”) of the common stock, $0.001 par value per share of GigaBeam (“Common Stock”), consisting of up to (i) 312,500 Shares issuable upon conversion of outstanding convertible notes previously issued by GigaBeam to certain of the Selling Security Holders (the “Notes”), (ii) 195,122 Shares issuable under certain circumstances in payment of dividends on the Notes, (iii) 736,612 Shares issuable upon exercise of the Warrants and (iv) 31,250 Shares issuable upon exercise of a purchase option previously issued by GigaBeam to a Selling Security Holder.

In our capacity as counsel to GigaBeam, we have examined the original or certified copies of such records of GigaBeam and such agreements, certificates of public officials, certificates of officers or representatives of GigaBeam and others, and such other documents, as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed and relied on, as to questions of fact and mixed questions of law and fact, the truth, completeness, authenticity and due authorization of all certificates, documents and records examined and the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostat copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of GigaBeam and others. This opinion is limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that:

(1)	the Warrants are duly and validly issued, fully paid and non-assessable; and

(2)
the Shares, when sold, paid for and issued upon conversion of, and in payment of dividends on, the Notes, and exercise of the Warrants or Option, as the case may be, in accordance with the respective terms thereof, will be duly and validly issued, fully paid and non-assessable;

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as your counsel under the caption “Legal Matters” in the Prospectus, which is part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP